Exhibit 23.1 Consent of Independent Accountants



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors

Washington Banking Company:



We consent to incorporation by reference in the registration statement (No. 333-57431) on Form S-8 of Washington Banking Company of our report dated May 16, 2001 relating to the statements of net assets available for benefits of Whidbey Island Bank 401(k) Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of and for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the Plan.







/s/ KPMG LLP



Seattle, Washington

June 26, 2001